Exhibit 3.2
The following amendments to the Bylaws was adopted by the Board of Directors on May 2, 2007:
     The Bylaws of Industrial Distribution Group, Inc. shall be amended by deleting Section 7.1 of Article Seven thereof in its entirety and replacing in lieu thereof the following Section 7.1:
     7.1 Share Certificates. The shares of the Corporation’s stock may be certificated or uncertificated, as permitted under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued. Any certificate that may be used to represent shares of stock shall be in such form as the Board of Directors from time to time may adopt in accordance with the DGCL. If a certificate is issued to any stockholder of the Corporation to represent a share or shares of stock, such certificate shall be in registered form and shall indicate the date of issue, the name of the Corporation, the name of the stockholder, and the number and class of shares and designation of the series, if any, represented by the certificate. Any certificates issued to any stockholder of the Corporation shall be signed by the President or a Vice President (or in lieu thereof, by the Chairman of the Board or Chief Executive Officer, if there be one) and may be signed by the Secretary or an Assistant Secretary; provided, however, that where the certificate is signed (either manually or by facsimile) by a transfer agent, or registered by a registrar, the signatures of those officers may be facsimiles.
     To the extent required by the DGCL, within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Delaware, the name of the stockholder, the number and class (and the designation of the series, if any) of the shares represented, any restrictions on the transfer or registration of such shares of stock imposed by the Corporation’s articles of incorporation, these Bylaws, any agreement among stockholders or any agreement between stockholders and the Corporation, and any other information required to be set forth or stated on stock certificates pursuant to the DGCL.
     The Bylaws of Industrial Distribution Group, Inc. shall be amended by deleting Section 7.3 of Article Seven thereof in its entirety and replacing in lieu thereof the following Section 7.3:
     7.3 Transfers of Shares. Transfer of shares of stock represented by certificates shall be made on the books of the Corporation kept by the Corporation or by the transfer agent designated to transfer shares, only upon the direction of the holder of record thereof or by such holder’s attorney duly authorized in writing. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the stockholder entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books. Before the issuance of a new certificate or uncertificated shares, all old certificates evidencing any of the same shares shall be surrendered for cancellation or, in the case of a certificate alleged to have been lost, stolen, or destroyed, the provisions of Section 7.5 of these Bylaws shall have been complied with.
     Transfer of uncertificated shares of stock shall be made on the books of the Corporation only upon receipt of proper transfer instructions from the registered owner of the uncertificated shares, an instruction from an approved source duly authorized by such owner or from an attorney lawfully constituted in writing. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.
     The Board of Directors may appoint one or more transfer agents or registrars or both in connection with the transfer of any class or series of securities of the Corporation. The Corporation may impose such additional conditions to the transfer of its stock as may be necessary or appropriate for compliance with applicable law or to protect the Corporation, a transfer agent or the registrar from liability with respect to such transfer.
     The Bylaws of Industrial Distribution Group, Inc. shall be amended by deleting Section 7.4 of Article Seven thereof in its entirety and replacing in lieu thereof the following Section 7.4:
     7.4 Duty of Corporation to Register Transfer. Notwithstanding any of the provisions of Section 7.3 of these Bylaws, the Corporation is under a duty to register the transfer of its shares only if: (a) the share certificate (with respect to certificated shares only) is endorsed by the appropriate person or persons and accompanied by all necessary stock transfer stamps; (b) reasonable assurance is given that each required endorsement is genuine and effective; (c) the Corporation has no duty to inquire into adverse claims or has discharged any such duty; (d) any applicable law relating to the collection of taxes has been complied with; (e) the transfer is in fact rightful or is to a bona fide purchaser; and (f) the transfer is in compliance with applicable provisions of any transfer restrictions of which the Corporation shall have notice.